Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 33-36065 of the Parnassus Income Funds (formerly known as “the Parnassus Income Trust”) on Form N-1A of our report dated February 4, 2005 appearing in the Annual Report of the Parnassus Income Trust for the year ended December 31, 2004 and incorporated by reference in the Statement of Additional Information which is part of this Registration Statement, (b) the reference to us under the headings “Financial Highlights” and “General Information” appearing in the Registration Statement, and (c) the reference to us under the heading “General” appearing in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
April 20, 2005